EXHIBIT 10.8


                     REAL ESTATE PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement") is made as of May 20, 2002, by and between Gateway Mortgage Bankers, Inc. and/or Assigns, ("Buyer") and National Residential Properties, Inc., a Nevada corporation ("Seller").

         1. Sale of Property. Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement certain property as described in Appendix B attached hereto together with all plans, construction drawings and marketing materials and studies already prepared by Seller for the project known as "Residences at Bay Harbor," collectively the "Property". (If Seller has prepared condominium documents for "Residences at Bay Harbor" these shall also become part of the Sale.)

         2. Purchase Price. The purchase price is $2,300,000.00 USD, payable in cash (by wire transfer or cashier's check) at closings, subject to adjustment on account of closing prorations.

         Buyer shall pay an initial deposit of $20,000.00 USD to the Jeff Deen, PA. Trust Account upon the Seller's execution of this Agreement. Buyer shall pay additional deposit of $230,000.00 USD to the Jeff Deen, P.A. Trust Account, binging the total deposit to $250,000.00 USD by May 30, 2002.

         3. Inspection Period. Buyer shall have 20 days from the Effective Data of this Agreement to perform and review existing studies and to make inspections to determine in its sole discretion, if the Property is suitable for its purposes (including, without limitation, market studies, environmental reports, soil tests, site plans, architectural drawings, governmental permit availability, economic feasibility, contractor suitability and availability or project financing). (The "Inspection Period") Seller grants Buyer and Buyer's representatives the right to go on to she Property to conduct its sire studies. Buyer agrees so restore the Property substantially so its original condition after completion of such tests and further agrees that no liens shall be permitted to be attached to the Property as a result of any such activities. Seller also grants Buyer and Buyer's representatives the right to enter the Property up to and including the Closing. Buyer further agrees to indemnify, defend and hold Seller harmless from any damages or liabilities arising from injuries or property damage caused by activities of Buyer or its representatives in pursuing the activities permitted wider this paragraph.

         if Buyer determines, in its sole discretion, that the Property is unsuitable for its proposed development and gives written notice of this to Seller not more than two (2) days after the end of the Inspection Period, then his Agreement shall terminate, any and all deposits shall be returned to Buyer, and neither party shall have any further obligations to the other, except that Buyer's indemnity in the preceding paragraph shall not be extinguished. If no written notice within the two (2) day period the buyer deemed so be purchasing the property in "AS IS" condition.

         Seller agrees to cooperate with Buyer in connection with any reviewing, permitting or other necessary application to governmental agencies, so long as Seller incurs no financial obligations thereby and so long as the Property is not burdened by any such rezoning or permitting prior to closing without Seller's written consent.

         After expiration of inspection period, Seller agrees to permit Buyer, at buyer's expense and with all appropriate permits having been obtained to erect a sign advertising the sale of the condominium units of "Residences as Bay Harbor" and so conduct any and all sales activity to determine the public's level of interest in the project. After the inspection period, Buyer shall have the right to contract with individual unit buyers to sell units in "Residences at Bay Harbor" provided Buyer insert a clause in she individual contracts advising the individual unit buyers that Buyer is not yet the owner and the Buyer shall have the right to cancel these contracts in the event it elects not to go forward with the closing.

         4. The Commitment and Survey. Within 30 days from the Effective Date, Seller shall, at his expense, furnish Buyer an ALTA title insurance commitment in the amount of the purchase price issued on a national title company ("Title Company") with copies of all exceptions to title.

         Buyer shall give Seller written notice on or before 5 days after the receipt of the title commitment (or any update prior to Closing which discloses new exceptions) of any conditions of title (exceptions or requirements), that is not satisfactory, in Buyer's sole discretion. Similarly, Buyer shall have (5) days after obtaining the survey of the property as buyer's expense to notify Seller of any unsatisfactory survey masters. If such notice is given, Seller shall diligently undertake, at its expense to resolve such matters to Buyer's satisfaction: provided, however, Seller shall not be required to expend more than $25,000,00 USD to cure such defects and provided, further, that mortgages, other lien, no matters subject to discharge by payment of a liquidated sum shall not be subject to such limitation and may be discharged at closing. If Seller is unable with the exercise of due diligence to resolve much matters within 30 days after Buyer's notice, then Buyer may, at its option, either (1) accept title subject so the objections raised by Buyer, without any adjustment in the Purchase Price, or (2) terminate this Agreement, whereupon the Deposit shall be returned to Buyer.

         All matters of title or survey disclosed in the Title Commitment and Survey, which are not objected to by Buyer shall be deemed waived.

         5. Representations and Warranties of Seller. Seller represents and warrants to Buyer the matters described in Appendix A attached hereto and shall promptly notify Buyer of any new information relevant to such matters through Closing.

         6. Closing. This Agreement shall be closed in the following manner.

                  A. Closing Date. The "Closing Date" shall be (15) days after the later of the end of the Inspection Period or (15) days after the building permits for the property as they are capable of being issued by the town of Bay Harbor Islands and any governmental entitles upon payment, by the buyer, of all applicable building permit and impact fees. The Closing shall take place at a mutually agreed upon place, or may be completed by delivery of execution closing documents by overnight delivery service.

                  B. Seller's Instruments. At or prior to the Closing Date, Seller shall deliver to the agent for the Title Company the following items, duly executed and acknowledged where required:

                           (1) Deed. A warranty deed in form satisfactory to the
Title Company, specifically stating all approved exceptions to title.

                           (2) Affidavit. An owner's lien and possession
affidavit sufficient for the Title
Company to remove the standard exception for mechanics lien and parties in possession.

                           (3) EDIBTA. Documentation or information required for
compliance with
Section 1445 of the Internal Revenue Code.

                           (4) Approvals and Permits. Seller shall assign to
Buyer all its rights and
interest so any and all governmental approvals and permits it has for the project known as "Residences at Bay Harbor" together with all its rights and interest to any and all plan, and drawings including construction drawings. Seller shall also transfer to Buyer its interest in the name "Residences at Bay Harbor" if such rights are in any way presently reserved by Seller.

                           (5) Additional Documents. Such additional documents
as might be reasonably required by Seller or Buyer or the Title Company to consummate the sale of the Property to the Buyer.

                  C. Tax Prorations. All taxes and assessments (including pending assessments if the related improvement is substantially completed as of she Closing Date), whether payable in installments or not, for the year of closing will be prorated to the Closing Date, based on the latest available tax rate with maximum discount and assessed valuation (with the parties signing a proration agreement as to adjustments when actual taxes are known).

         7. Failure of Performance. If Seller fails to perform as required under this Agreement, then Buyer shall be entitled to specific performance of Seller's obligations under this agreement.

                  If Buyer fails to perform as required under this Agreement then Seller shall be entitled so retain the Deposit as agreed liquidated damages and in satisfaction of Buyer's obligations under this agreement and neither party shall have any further obligations or liability hereunder.

         8. Brokerage. Seller and Buyer represent that a real estate commission shall be payable for this transaction to None , in the amount of None . Each party shall indemnify and hold the other party harmless from and against any claims with respect to any teal estate commissions in connection with this Agreement.

         9. Finder Fee. Seller and Buyer represent that a Finder Fee shall be payable by the Seller for this transaction to Carlos Fernandez, in the amount of $100,000.

         10. Miscellaneous. It Is further agreed as follows:

                  A. Notice. All notices shall be sent to the addresses below, in writing by next day delivery by nationally recognized courier service (such as Federal Express), or by facsimile transmission (confirmed by regular mail). Notices sent by courier shall be deemed received on the next business day. Notices sent by facsimile shall be deemed received on the same day if received by 5.00 p.m. Eastern time or on the next business day is received after 5:00 p.m. Changes of address may be made in she manner provided for notice.

                  B. Survival. All representations and warranties in this Agreement shall survive the closing for a period of six (6) months, as shall any covenants for performance after closing.

                  C. No Waiver. Failure of either party to exercise any rights under this Agreement shall not constitute a waiver of any right, nor excuse the other party's full performance. No express waiver of any matter shall affect any other matter under this Agreement. Express waivers are only effective if in writing.

                  D. Entire Agreement. This document constitutes the entire agreement between the parties and may only be amended in writing executed by both parties.

                  E. Binding Effect. This Agreement will inure to the benefit of and bind the respective successors of the parties. There are no restrictions on assignment, although assignment shall not relieve the assigning party from responsibilities under this Agreement.

                  F. Attorney's Fees. If either party prevails against the other in a legal action concerning any part of this Agreement, the successful party shall be entitled to his reasonable attorney's fees and costs connected with such action, through appellate and bankruptcy proceedings, in addition to all other recovery or relief. Costs shall include all deposition costs and expert fees, even if not used in trial.

                  G. Governing Law. This Agreement shall be governed and enforced in accordance wish Florida law. Venue shall be in the County in which the Property is located.

                  H. Construction of Terms. Descriptive headings are for convenience only not have binding effect or construction of any provisions. Any ambiguities of this Agreement shall be construed fairly and equitably regardless of the participation of either party in drafting this Agreement. The reference in terms to gender and number shall be modified as may be appropriate.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

BUYER:                                 SELLER

/s/ Gateway Mortgage Bankers, Inc.     /s/ National Residential Properties, Inc.
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Gateway Mortgage Bankers, Inc.         National Residential Properties, Inc.
Ela Meireles, CEO                      Richard Astrom, President